UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Furniture Brands International, Inc.

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The Company issued the following press release on April 30, 2008 after 5:30 p.m. (Eastern Time).

INFORMATION FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105 For Further Information Call Dan Stone 314-863-1100

RALPH P. SCOZZAFAVA ELECTED CHAIRMAN OF THE BOARD

Aubrey B. Patterson Named Lead Director

St. Louis, Missouri, April 30, 2008 – Furniture Brands International (NYSE: FBN) today announced the board of directors elected Chief Executive Officer Ralph P. Scozzafava as its chairman, replacing W.G. (Mickey) Holliman. The transition completes a previously announced succession plan that was initiated when Mr. Scozzafava joined Furniture Brands as Vice Chairman and Chief Executive Officer-Designate in June 2007 and was named to his current executive position on January 1, 2008.

The board also elected Aubrey B. Patterson as its lead director, replacing Richard B. Loynd, who has indicated his desire to retire from the board upon identification of a qualified replacement. Mr. Patterson is chairman of the board and chief executive officer of Bancorp South Inc. (NYSE: BXS). He serves on the Audit Committee and the Nominating and Governance Committee of Furniture Brands’ board.

“One behalf of the entire board, we thank Mickey Holliman and Dick Loynd for their years of service to Furniture Brands,” Mr. Scozzafava said. “I look forward to working with Aubrey and Mickey along with the rest of the board as we regain our position as one of the pre-eminent home furnishings companies in the world.”

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales in excess of $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Important Additional Information

In connection with the 2008 Annual Meeting of Stockholders, the Company filed a proxy statement regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission, and on March 31, 2008 mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting, and on April 16, 2008 and April 24, 2008, mailed supplements to the proxy statement and an additional proxy card to stockholders entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SUPPLEMENTS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement, supplements and other documents (when available) relating to the 2008 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company’s website at www.furniturebrands.com under the “Investor Info” tab, or upon written request to Furniture Brands International, Inc., 101 South Hanley Road, Suite 1900, St. Louis, MO 63105, Attention: Corporate Secretary. In addition, copies of the Proxy Statement may be requested by contacting the Company’s proxy solicitor, Morrow & Co., by telephone toll free at 800-607-0088.

The Company and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting.

Information regarding the interests of the directors, director nominees and executive officers of the Company in the solicitation is more specifically set forth in the definitive proxy statement and the proxy statement supplements that were filed by the Company with the SEC and which are available free of charge from the SEC and the Company, as indicated above.